Exhibit 10.3

August 23, 2016
Andrew J. Thomas
Chief Executive Officer
Craft Brew Alliance, Inc.
929 N. Russell St.
Portland, Oregon 97227

Re:
Amended and Restated Master Distributor Agreement (the “Agreement”) dated as of May 1, 2011 between Anheuser-Busch, LLC, as successor in interest to Anheuser-Busch, Incorporated (“ABI”) and Craft Brew Alliance, Inc., formerly known as Craft Brewers Alliance, Inc. (“CBA”)

Dear Mr. Thomas:
In connection with the entrance by CBA and ABI or certain of its Affiliates into that certain International Distribution Agreement on the date hereof, that certain Contract Brewing Agreement on the date hereof, and Amendment No. 1 on the date hereof to that certain Amended and Restated Exchange and Recapitalization Agreement, dated as of May 1, 2011, the parties have agreed to amend the Agreement to modify certain terms thereof. In consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that, effective as of the date hereof, the Agreement will be amended as set forth below:
1.The definition of “Margin” set forth in Article I of the Agreement is hereby deleted in its entirety and replaced with the following:
“Margin” shall mean (i) from the Commencement Date until December 31, 2018, $0.25 per case-equivalent (of 288 fluid ounces per case) for packaged or draft Product and (ii) from and after January 1, 2019 through the end of the Term, (A) so long as no Revocation Notice has been delivered by ABI prior to such date, $0.25 per case-equivalent (of 288 fluid ounces per case) for packaged or draft Product and (B) from and after the first day of the calendar month following delivery of a Revocation Notice by ABI, $0.75 per case-equivalent (of 288 fluid ounces per case) for packaged or draft Product.
2.The following definitions are hereby added to Article I of the Agreement in appropriate alphabetical order:
“Base Amount” shall mean the greater of (i) the amount of out-of-pocket expenses incurred by CBA for the sales and marketing of its Products in the Territory in the 2018 calendar year and (ii) the average of the amount of out-of-pocket expenses incurred by CBA for the sales and marketing of its Products in the Territory in each of the 2016, 2017 and 2018 calendar years.
“Change of Control Event” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for the avoidance of doubt ABI and its Affiliates except pursuant to a Qualifying Offer, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, in one transaction or a series of related transactions (whether by merger, consolidation, business combination, acquisition, tender offer, exchange offer, amalgamation, equity investment, joint venture or otherwise), of 50% or more of the equity securities of CBA (or of the surviving entity in any merger, consolidation, share exchange or other business combination involving CBA or the resulting direct or indirect parent of CBA or such surviving entity) entitled to vote for members of the board of directors or equivalent governing body of CBA (or such surviving or parent entity) on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (ii) a change in the composition of the board of directors of CBA during any period of twelve (12) consecutive months such that individuals who at the beginning of such period constituted the board of directors of CBA (together with any new directors whose election by the board of directors of CBA, or whose nomination for election by the shareholders of CBA, was approved by a vote of a majority of the directors of CBA then in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of CBA then in office; or (iii) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) in any manner (whether by disposition, lease, license, exchange or other transfer), in one transaction or a series of related transactions, of (A) 50% or more of the consolidated assets of CBA and its subsidiaries (based on the fair market value thereof), including through the acquisition of one or more subsidiaries of CBA owning such assets or (B) the Kona brand or any Intellectual Property rights, the disposition of which (without giving effect to any license back to CBA or its Affiliates) would result in CBA no longer being able to produce, manufacture, brew or distribute any Kona brand products (or products associated with any Kona sub-brand or brand extension).
“Consumer Price Index” shall mean the Consumer Price Index as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the United States Department of Labor.
“Qualifying Offer” shall mean an offer or proposal made by ABI or one of its Affiliates for the acquisition in any manner, directly or indirectly, in one transaction or a series of related transactions, of all of the issued and outstanding shares of the common stock, par value $0.005 per share, of CBA (the “CBA Common Stock”), in each case (i) for an aggregate value of (A) from August 23, 2016 to August 23, 2017, not less than $22.00 per share of CBA Common Stock, (B) from August 24, 2017 to August 23, 2018, not less than $23.25 per share of CBA Common Stock and (C) from and after August 24, 2018, not less than $24.50 per share of CBA Common Stock, in each case of clauses (A), (B) and (C), subject to adjustment for any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of the issued and outstanding shares of CBA Common Stock, (ii) on otherwise customary terms and conditions for a transaction of the type proposed by ABI or such Affiliate; provided that, such customary terms and conditions shall in no event include any reverse termination fee payable by ABI or any of its Affiliates, and (iii) which ABI or its applicable Affiliate indicates in writing it is ready and willing to enter into definitive documentation with respect thereto on such terms.
“Reinvestment Amount” shall mean, for any given calendar year from and after January 1, 2019, the aggregate amount equal to $0.25 per case-equivalent (of 288 fluid ounces per case) for all packaged or draft Product distributed hereunder in such year; provided that, the Reinvestment Account shall cease to accrue (and shall not accrue for any subsequent calendar year) from and after the date a Revocation Notice is delivered by ABI.
“U.S. Prime Rate” shall mean the U.S. prime rate as in effect from time to time and published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the U.S. prime rate.
3.The following new Section 4.10 is hereby added to Article IV of the Agreement:
“4.10 In each calendar year beginning from and after January 1, 2019, CBA’s out of pocket expenses for the sales and marketing of its Products in the Territory shall be no less than the sum of (i) the Reinvestment Amount accrued during such calendar year and (ii) the Base Amount, as such Base Amount shall be increased on an annual basis beginning January 1, 2019 by a percentage equal to the cumulative change in the average Consumer Price Index over the preceding year; provided that, at least 50% of the Reinvestment Amount each year (but in any event not less than the percentage equal to the proportion of (A) sales of Products made by CBA in the Territory in such year through ABI’s wholly owned Alliance Wholesalers, to (B) total sales of Products made by CBA in the Territory in such year) (the “WOD Reinvestment Amount”) shall be invested by CBA in the sales and marketing of its Products in the portion of the Territory in which ABI’s wholly owned Alliance Wholesalers distribute the Products as of August 23, 2016 (it being understood that if ABI’s wholly owned Alliance Wholesalers commence distributing the Products in any additional portions of the Territory, CBA shall be permitted to invest any portion of the WOD Reinvestment Amount in the sales and marketing of its Products in such additional portions of the Territory). At the reasonable request of ABI from time to time, CBA shall provide to ABI reasonably detailed documentation of the out-of-pocket sales and marketing expenses incurred by CBA in all or any portion of the Territory in accordance with this Section 4.10, as well as CBA’s expenditures for the sales and marketing of its Products in the Territory in each of the 2016, 2017 and 2018 calendar years.”
4.The following new Section 7.04 is hereby added to Article VII of the Agreement:
“7.04 At any time following (i) a Change of Control Event (a) that occurs prior to August 23, 2019 or (b) that occurs following August 23, 2019 but definitive agreements for which were entered into by CBA prior to August 23, 2019 or (ii) if ABI or one of its Affiliates shall have made a Qualifying Offer to CBA, the earliest of (A) such time as CBA has indicated to ABI that it is not willing to enter into an agreement with ABI or such Affiliate on the terms and conditions proposed in such Qualifying Offer, (B) the consummation of the transaction underlying such Qualifying Offer and (C) 120 days following the receipt by CBA of such Qualifying Offer if the parties have not entered into definitive documentation with respect to thereto, ABI shall have the right to deliver written notice to CBA (the “Revocation Notice”) of the reversion of the Margin definition and other provisions of this Agreement to the terms thereof in effect prior to the amendment of this Agreement pursuant to Amendment No. 3, dated as of August 23, 2016; provided that, (I) ABI’s right to deliver such Revocation Notice pursuant to this clause (C) shall not be available to ABI if, during such 120 day period, ABI has not engaged, and CBA has engaged, in good faith and reasonable efforts to discuss and negotiate a definitive public company style transaction agreement with respect to such Qualifying Offer that satisfies the requirements of clauses (i) and (ii) of the definition thereof and (II) in the event of any good faith dispute between the parties as to whether (a) the Qualifying Offer made by ABI satisfies the requirements of clauses (i) and (ii) of the definition thereof or (b) ABI has engaged in good faith and reasonable efforts to discuss and negotiate a definitive agreement with respect to such Qualifying Offer, the right of ABI to deliver a Revocation Notice pursuant to this clause (C) shall not be available during the pendency of such dispute; provided, further, that if any such dispute is resolved in favor of ABI, within 30 days of the resolution thereof, CBA shall pay to ABI (x) the amount of any outside counsel fees reasonably incurred by ABI in contesting such dispute and (y) to the extent any portion of such period would follow December 31, 2018, with respect to all packaged or draft Product distributed by ABI under this Agreement after the date on which a Revocation Notice would have been delivered by ABI had ABI exercised its right to do so on the first date such right was available to it pursuant to this clause (C) (without giving effect to any proviso in this Section 7.04) (the “Original Revocation Date”), an aggregate amount equal to $0.50 per case-equivalent (of 288 fluid ounces per case) for any such distributed Product, in each case of (x) and (y), together with interest accrued on such aggregate amount at the U.S. Prime Rate per month from the Original Revocation Date until the date such amount is paid in full to ABI; provided, further, that, if any such dispute is resolved in favor of CBA, within 30 days of the resolution thereof, ABI shall pay CBA the amount of any outside counsel fees reasonably incurred by CBA in contesting such dispute, together with interest accrued on such amount at the U.S. Prime Rate per month from the Original Revocation Date until the date such amount is paid in full to CBA.”

5.The following proviso is hereby added to the end of the first paragraph of Section 11.03 of the Agreement, before the period at the end of such paragraph:
“; provided that the parties hereby affirm and formalize their previous agreement that the New Products set forth on Attachment F shall automatically be deemed Products for all purposes of this Agreement, without any additional actions on the part of CBA, in each case following such time as the parties are able to transition the distribution rights to such New Products and the territories in which such New Products are distributed to the Alliance Wholesalers hereunder and the portions of the Territory in which such Alliance Wholesalers are distributing Products, respectively.”
6.Attachment F hereto is hereby added as an attachment to the Agreement in appropriate alphabetical order.
7.ABI expressly waives its rights under Section 7.01 to deliver written notice to CBA on or prior to June 30, 2018 electing not to renew this Agreement and the parties hereby expressly agree that, following the expiration of the Initial Term, this Agreement shall automatically be renewed for the 10 year period ended December 31, 2028 as set forth in Section 7.01.
8.For all purposes of this amendment, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this amendment and defined in the Agreement shall have the meanings specified in the Agreement.
9.Except as specifically amended herein, all other provisions of the Agreement shall remain in full force and effect. Articles XIX and XX and Sections 22.02, 22.03, 22.04, 22.06 and 22.07 of the Agreement shall apply to this amendment mutatis mutandis.

[Signature Page Follows]

Please indicate your agreement to the foregoing by executing and returning this letter agreement.
Very truly yours,
ANHEUSER-BUSCH, LLC

By:	/s/ Thomas Larson	By:	/s/ Jeff Karrenbrock
Name:	Thomas Larson	Name:	Jeff Karrenbrock
Title:	Secretary	Title:	Vice President, Controller and Assistant Treasurer

Accepted and agreed as of the date first above written:

CRAFT BREW ALLIANCE, INC.

By:	/s/ Andrew J. Thomas
Name:	Andrew J. Thomas
Title:	Chief Executive Officer

[Signature Page to Amendment No. 3]

ATTACHMENT F
CERTAIN NEW PRODUCTS

1.	Any Cisco Brewers Brands

2.	Any Appalachian Mountain Brewery Brands
With respect to the foregoing, ABI and CBA agree to use commercially reasonable efforts to get such branded products fully activated as Products under this Agreement on a territory by territory basis in accordance with the proviso to the first paragraph of Section 11.03.